EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG IN JOINT VENTURE TO BUILD
FOUR LARGE LNG SHIPS FOR CHARTER TO
QATAR LIQUEFIED GAS COMPANY LIMITED (II)

New York, November 8, 2004 -- Overseas Shipholding Group, Inc. (NYSE: OSG) today announced that it has formed a joint venture with Qatar Gas Transport Company Limited (Nakilat)("QGTC") to order four 216,000 cubic meter Large Liquefied Natural Gas vessels. Upon delivery in 2007 and 2008, these vessels will commence 25-year time charters (with options to extend) to Qatar Liquefied Gas Company Limited (II) ("QGII"). The vessels are intended for use on a new project to transport liquefied natural gas ("LNG") from Qatar to the United Kingdom.

"I am pleased to announce OSG's entry into the LNG business by winning this highly coveted long-term charter business from QGII," said Morten Arntzen, President and Chief Executive Officer of OSG. "OSG's ability to win these charters in competition with some of the world's major LNG operators reflects the confidence of the charterer in OSG's proven high quality technical operations as well as in OSG's financial strength. We are also pleased to have established a strategic relationship with QGTC, a joint venture partner who will play a critical role in the success of this project."

"We believe the prospects for growth of the LNG business in the coming years are highly favorable," Arntzen added. "OSG has identified LNG transport as a core business area and we are committed to becoming a major player in LNG transportation over the coming years. As currently structured, the business affords opportunities to generate long-term revenue streams that will complement our more volatile revenues in the crude tanker markets."

OSG has established an LNG strategic business unit based in its Newcastle, United Kingdom operations center which will be headed by Angus Campbell, one of its senior executives. This unit will be responsible for construction supervision while the vessels are being built, technical management following delivery and expansion of OSG's LNG transport business.

The joint venture, which is 49.9% owned by OSG and 50.1% owned by QGTC, will purchase the four newbuild vessels for an aggregate price in excess of $900 million. Two of the vessels will be constructed by Hyundai Heavy Industries and two by Samsung Heavy Industries. These state-of-the-art vessels will have twin slow-speed diesel engines and will have on-board reliquefaction capability to handle cargo boil-off.

OSG, based in the U.S., is one of the world's largest tanker owners, with customers that include many of the world's largest oil companies. At September 30, 2004, OSG's fleet comprised 62 vessels totaling 11,506,612 dwt, including six vessels owned by joint ventures and 14 vessels chartered in under operating leases.